Exhibit 21.1

List of Material Subsidiaries

Subsidiary	% Ownership[1]	Jurisdiction of Incorporation
National Tank Company	100%	Delaware
NTC Technical Services, Inc.	100%	Delaware
Linco-Electromatic, Inc.	100%	Texas
NATCO Canada, Limited	100%	Alberta, Canada
NTG Group de Mexico, S. de R.L. de C.V.	100%	Mexico
NATCO Japan Company, Limited	60%	Japan
NATCO Group de Venezuela, S.A.	100%	Venezuela
NATCO Luxembourg S.a.r.l.	100%	Luxembourg
NATCO Norge Holdings AS	100%	Norway
NATCO Norway AS	100%	Norway
Total Engineering Services Team, Inc.	100%	Louisiana
TEST Angola Tecnologia e Serviços Petrolíferos, Lda.	49%	Angola
TEST Automation & Controls, Inc.	100%	Louisiana
TEST Nigeria, Limited	100%	Nigeria
TEST International	100%	Cayman Islands
Axsia Holdings Limited	100%	UK
Axsia Group Limited	100%	UK
Axsia Limited	100%	UK
NATCO UK Limited	100%	UK
Axsia Howmar Limited	100%	UK
Fluid Processing (Labuan) BHD	100%	Malaysia
Richard Mozley Limited	100%	UK
SureFire Pilotless Burner Systems LLC	50%	Delaware
NTC Technical Services SDN BHD	100%	Malaysia
Western Measurement Equipment Co.	100%	Colorado
Scomi-NTC Sdn Bhd	30%	Malaysia

[1]	Represents ownership on a consolidated basis.